CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Tax-Efficient Funds, Inc. of our report dated April 18, 2024, relating to the financial statements and financial highlights, which appear in T. Rowe Price Tax-Efficient Equity Fund’s (constituting T. Rowe Price Tax-Efficient Funds, Inc.) Annual Report on Form N-CSR for the year ended February 29, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 25, 2024